UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K/A

(Amendment No. 1)

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

August 1, 2025

Date of Report (date of earliest event reported)

STRATA CRITICAL MEDICAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-39046	84-1890381
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

31 Hudson Yards, 14th Floor

New York, NY 10001

(Address of principal executive offices and zip code)

(212) 967-1009

(Registrant’s telephone number, including area code)

Blade Air Mobility, Inc.

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	SRTA	The Nasdaq Stock Market
Warrants, each exercisable for one share of Common Stock at a price of $11.50	SRTAW	The Nasdaq Stock Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 12b-2 of the Exchange Act.

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Explanatory Note

This Amendment No. 1 to the Current Report on Form 8-K amends Item 5.02(c) of the Current Report on Form 8-K filed by Strata Critical Medical, Inc. (f/k/a Blade Air Mobility, Inc.) (the “Company”) on August 4, 2025 (the “Original Form 8-K”) solely to reflect compensatory matters that were determined subsequent to filing the Original Form 8-K. No other changes have been made to the Original Form 8-K.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As previously announced, effective as of the consummation of the transactions contemplated by that certain Equity Purchase Agreement, dated as of August 1, 2025, among the Company and the other parties thereto (the “Closing”), Melissa Tomkiel, who previously served as the Company’s President and General Counsel, and William Heyburn, who previously served as the Company’s Chief Financial Officer and Head of Corporate Development, assumed the roles of Co-Chief Executive Officers of the Company. Ms. Tomkiel will continue to also serve as the Company’s General Counsel and Mr. Heyburn will continue to also serve as the Company’s Chief Financial Officer. The duties formerly assigned to the President of the Company will be shared between Ms. Tomkiel and Mr. Heyburn.

Co-Chief Executive Officer Compensation

On August 27, 2025, the Board of Directors of the Company (the “Board”), upon the recommendation of the Compensation Committee of the Board, approved, effective as of the Closing, (i) an increase of Ms. Tomkiel’s and Mr. Heyburn’s respective base salary to $550,000, and (ii) the grant of certain performance-based restricted stock units (“PSUs”) to Ms. Tomkiel and Mr. Heyburn under the Company’s 2021 Omnibus Incentive Plan. Each of Ms. Tomkiel and Mr. Heyburn will receive PSUs with a target grant date value of (i) $500,000 that will vest based on the attainment by the Passenger business of certain financial targets during the 12 months following Closing and (ii) $2,000,000 that will vest based on the achievement by the Company of certain financial performance metrics over a three-year performance period. The foregoing summary of the terms of the PSUs does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the forms of PSUs which are filed as Exhibits 10.1 and 10.2 to this Amendment No. 1 to the Current Report on Form 8-K, respectively, and incorporated herein by reference.

In addition, on August 27, 2025, upon the recommendation of the Compensation Committee, the Board determined that effective as of the Closing, upon a termination of Ms. Tomkiel’s or Mr. Heyburn’s employment by the Company without “Cause” or by such officer for “Good Reason” (as each such term is defined in the Company’s previously disclosed Change in Control Severance Plan), and subject to execution of an effective release of claims in favor of the Company, any of such officer’s then-outstanding unvested time-vesting equity awards granted by the Company that have a vesting date on or before the 18-month anniversary of the date of such termination shall become fully vested and any then-outstanding unvested performance-vesting equity awards granted by the Company will remain outstanding and will vest to the extent (if any) earned based on actual performance during the full performance period of the applicable award, on a pro-rated basis (rounded to the nearest whole number of shares), determined based on the ratio (not to exceed 100%) of (A) the sum of (x) the number of days of such officer was employed during the portion of the applicable performance period ending on the date of such termination, and (y) 548 days to (B) the number of days in the applicable performance period, provided that, if following the provisions of the award agreement pursuant to which such performance-vesting equity award was granted would result in such equity award vesting with respect to more than the remaining unvested target number shares subject to such award, such provisions of the award agreement will apply. Ms. Tomkiel and Mr. Heyburn also continue to participate in the Company’s Change in Control Severance Plan.

In connection with the foregoing, on August 28, 2025, the Company entered into an Offer Letter with each of Ms. Tomkiel and Mr. Heyburn reflecting the terms of their compensation summarized above. The foregoing summary does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Co-CEO Offer Letters which are filed as Exhibits 10.3 and 10.4, respectively, to this Amendment No. 1 to the Current Report on Form 8-K and incorporated herein by reference.

Item 9.01 - Financial Statements and Exhibits

(d) The following exhibits are being filed herewith:

Exhibit No.	Description
10.1*	Form of PSU Agreement (EBITDA Earnout)
10.2*	Form of PSU Agreement (2025 Co-CEO)
10.3*	Co-CEO Offer Letter with Melissa Tomkiel, dated August 28, 2025
10.4*	Co-CEO Offer Letter with William Heyburn, dated August 28, 2025
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

* Denotes a management contract or compensatory arrangement

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STRATA CRITICAL MEDICAL, INC.

Dated: August 29, 2025	By:	/s/ William A. Heyburn
	Name:	William A. Heyburn
	Title:	Co-Chief Executive Officer and Chief Financial Officer